AMENDED AND RESTATED
            EXPENSE REIMBURSEMENT, FEE WAIVER AND RECOVERY AGREEMENT

        THIS AMENDED AND RESTATED EXPENSE REIMBURSEMENT, FEE WAIVER AND RECOVERY AGREEMENT (this "Agreement") is entered into between First Trust Exchange-Traded Fund, a Massachusetts business trust (the "Trust"), and First Trust Advisors L.P., an Illinois limited partnership ("FTA"), as of March 12, 2007.


                                    RECITALS:

        A. WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time. Each Fund constitutes a separate exchange-traded fund with its own investment objectives and policies.

        B. WHEREAS, FTA is the investment adviser to the Funds and is responsible for the selection and ongoing monitoring of the securities in the Funds' portfolios and certain other services necessary for the management of the Funds and is paid an annual management fee by the Funds.

        C. WHEREAS, FTA has contractually agreed to waive management fees and reimburse certain expenses to prevent a Fund's Expense Ratio from exceeding a particular Expense Cap (as such terms are hereinafter defined) for a term provided herein; provided, however, FTA has reserved the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause a Fund to exceed the current expense limitations.

        D. WHEREAS, FTA and the Trust entered into that certain Expense Reimbursement, Fee Waiver and Recovery Agreement, dated as of July 26, 2006, and now desire to amend and restate such agreement to more fully describe and document the above-described fee waivers, expense reimbursements and recovery all in accordance with the terms and provisions hereinafter set forth.

        NOW, THEREFORE, IN CONSIDERATION of the foregoing facts and other good and valuable consideration, the parties hereto hereby agree as follows:

       Section 1. Definitions. The following terms shall have the following definitions in this Agreement:

        "Expense Ratio" is defined as a Fund's annual investment management fees and expenses (excluding taxes, interest, all brokerage commissions, other normal charges incident to the purchase and sale of portfolio securities, and extraordinary expenses) as a percentage of such Fund's daily net asset value.

        "Expense Cap" shall be equal to an Expense Ratio for the Funds as set forth on Exhibit A.

       Section 2. Waiver of Fees and Reimbursement of Expenses. On a Fund by Fund basis, FTA will waive investment management fees payable to it by a Fund and/or reimburse a Fund for other expenses borne by such Fund up to such Fund's respective Expense Cap set forth in Exhibit A for the term set forth in Exhibit A (the "Expense Cap Term"), subject to FTA's right to recover such fees and expenses set forth in Section 3. The aggregate amount of investment management fees waived and expenses reimbursed for a Fund from time to time under this Agreement for a particular Fund shall collectively be referred to as the "Reimbursed Amount." The Reimbursed Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis.

       Section 3. Recovery. To the extent that the Expense Ratio of a particular Fund is less than such Fund's applicable Expense Cap, FTA may recover a portion of the Reimbursed Amount for such Fund equal to the amount of the Expense Cap less the actual Expense Ratio for such Fund (the "Recovered Amount") for up to three (3) years from the date the fee or expense was incurred during the Expense Cap Term (the "Recovery Period"). The Recovered Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis. Under no circumstances, however, will FTA be eligible to recover any of the Reimbursed Amount if such recovery would cause the Expense Ratio for a particular Fund to exceed such Fund's Expense Cap for the most recent fiscal year period for which the Expense Cap was in place. Accordingly, if during the Recovery Period the Expense Cap is no longer in place, FTA may not recover any portion of the Reimbursed Amount if such recovery would cause the Fund's Expense Ratio to exceed the Fund's Expense Cap that was most recently in place. Notwithstanding anything to the contrary herein, the obligations set forth in this Section 3 shall survive any termination of this Agreement as contemplated in Section 5.

       Section 4. FTA's fund accounting department shall develop and maintain appropriate internal accounting policies and procedures to monitor and calculate the Reimbursed Amount and the Recovered Amount on a monthly basis for each Fund.

       Section 5. Term and Continuation. This Agreement shall be effective on the date provided on Exhibit A (the "Effective Date") for each respective Fund. This Agreement shall continue in effect for each respective Fund until the end of such Fund's Recovery Period unless the Agreement is continued for additional periods as agreed to by the parties. This Agreement may be terminated by the Trust on behalf of a Fund at any time and by FTA after the expiration of the Expense Cap Term of a particular Fund upon sixty (60) days' written notice to the other party. Notwithstanding the foregoing, this Agreement shall terminate immediately with respect to a Fund in the event that the investment advisory agreement between such Fund and FTA is either (i) terminated for any reason or
(ii) not renewed by the Board of Trustees.

       Section 6. Notices. Any notice shall be sufficient when sent by registered or certified mail to the other party at the address of such party, set forth below such party's signature on this Agreement.

                                      -2-

       Section 7. Entire Agreement; Amendments. This Agreement supersedes and abrogates all prior understandings, communications and agreements (whether written or oral) between the parties with respect to the subject matter hereof, and this Agreement constitutes the entire agreement between the parties with respect to such subject matter. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No assignment by either party shall be of any force except with the prior written consent of the other party.

       Section 8. Governing Law; Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to principles of law), including all matters of construction, validity, and performance; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission. If any provision of this Agreement shall be held or made invalid by a court's decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST TRUST ADVISORS L.P.                 FIRST TRUST EXCHANGE-TRADED FUND


By   /s/ James A. Bowen                   By     /s/ James A. Bowen
  -------------------------------------    -----------------------------------
      James A. Bowen, President           James A. Bowen, President

Address:     First Trust Advisors L.P.    Address:   First Trust Advisors L.P.
             1001 Warrenville Road                   1001 Warrenville Road
             Suite 300                               Suite 300
             Lisle, Illinois  60532                  Lisle, Illinois  60532
             Fax: (630) 322-7437                     Fax: (630) 322-7437
             Attention: W. Scott Jardine             Attention: W. Scott Jardine

                                      -3-

                                    EXHIBIT A

                                           EXPENSE CAP
                                          (OF AVERAGE      EFFECTIVE
NAME OF FUND                               NET ASSETS)     DATE          EXPENSE CAP TERM
First Trust Dow Jones Select MicroCap        0.60%         04/01/2007    04/01/2007-
                                                                         05/15/2008
Index (SM)Fund
                                                                         02/14/2007-
First Trust NASDAQ(R) Clean Edge(R) U.S.     0.60%         02/14/2007    02/14/2009
Liquid Series Index Fund

First Trust Value Line(R) Equity             0.70%         12/05/2006    12/05/2006-
Allocation Index Fund                                                    12/05/2008

First Trust Value Line(R) Dividend           0.70%         12/18/2006    12/18/2006-
Index Fund                                                               12/18/2008

First Trust S&P REIT Index Fund              0.50%         05/04/2007    05/04/2007-
                                                                         05/04/2009

First Trust Value Line(R) 100                0.70%         3/16/2007     3/16/2007-
Exchange-Traded Fund                                                     3/16/2009

First Trust ISE-Revere Natural Gas           0.60%         05/07/2007    05/07/2007-
Index Fund                                                               05/07/2009

First Trust ISE Water Index Fund             0.60%         05/07/2007    05/07/2007-
                                                                         05/07/2009
First Trust ISE Chindia
Index Fund                                   0.60%         05/07/2007    05/07/2007-
                                                                         05/07/2009